Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

NEW HORIZONS WORLDWIDE, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

New Horizons Worldwide, Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.             Immediately upon the effectiveness (the “Effective Time”) of this Amendment to the Corporation’s Restated Certificate of Incorporation, as filed on June 20, 2001, (as amended, the “Certificate”), each one (1) issued and outstanding share of the Corporation’s Common Stock, par value $.01 per share, shall be converted into twenty five (25) shares of the Corporation’s Common Stock, par value $.01 per share, as constituted following the Effective Time.

2.             To accomplish the foregoing Amendment to the Certificate, the following paragraph is added immediately after ARTICLE IV, Section 4:

“5. Effective as of the effectiveness of the amendment to this Restated Certificate of Incorporation adding Section 5 to ARTICLE IV (this “Amendment”) and without regard to any other provision of this Restated Certificate of Incorporation, each one (1) share Common Stock, either issued or outstanding or held by the Corporation as treasury stock, and any fractional share held by any shareholder who holds in excess of one (1) share immediately prior to the time this Amendment becomes effective shall and is hereby automatically reclassified and changed (without any further act) into twenty five (25) fully paid and nonassessable shares of Common Stock (or, with respect to fractional shares, such lesser number of shares and fractional shares as may be applicable based upon such 25-for-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares of Common Stock shall be issued.”

3.             The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of the Certificate and the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Mark Miller, its Chief Executive Officer, this          day of July, 2009.

NEW HORIZONS WORLDWIDE, INC.

By:
Name:	Mark Miller
Title:	Chief Executive Officer